Exhibit 99.1

China Chemical Announces First Quarter 2011 Financial Results

•	Revenues increased 9.8% year-over-year to $18.4 million
•	Earnings call scheduled for Wednesday, May 18, 2011 at 10:00 a.m. EDT

ZIBO CITY, China – May 17, 2011 (GLOBE NEWSWIRE) -- China Chemical Corp. (OTCBB: CHCC) ("China Chemical" or the "Company"), a manufacturer of organic chemicals, today announced its financial results for the first quarter ended March 31, 2011. The Company’s primary products are Phthalic Anhydride (“PA”) and Maleic Anhydride (“MAH”), which have a wide variety of applications in the construction, automotive, aviation, marine, and consumer goods industries.

First Quarter Financial Highlights

•	Revenues for the three months ended March 31, 2011 increased by 9.8% year-over-year to $18.4 million, up from $16.8 million in the first quarter of 2010.

•
Gross profit for the first quarter was $3.8 million, a decrease of 16.1% as compared to $4.5 million in 2010. Gross margin was 20.4% and 26.7% for the three months ended March 31, 2011 and 2010, respectively.

•	Operating income decreased 21.7% year-over-year to $3.3 million, as compared to $4.2 million in the first quarter of 2010.

•	Net income after tax for the three months ended March 31, 2011 was $3.2 million, a decrease of 18.9% as compared to $4.0 million for the same period in 2010.

•	Earnings per basic and diluted share were $0.11 for the first quarter of 2011, compared with basic and diluted earnings per share of $0.20 in the first quarter of 2010.

China Chemical’s Chairman and CEO, Mr. Lu Feng, stated, “Although fluctuations in raw material prices impacted our bottom line during the first quarter, sales of MAH, our most profitable product, increased nearly 48% from the same period in 2010.”

Mr. Feng continued, “Going forward, we will continue to focus on ramping up production at our new MAH plant and making progress on the construction of our 50,000-ton 1,4-butanediol (“BDO”) facility. Our new MAH facility became operational during the first quarter, doubling our MAH production capacity to 60,000 tons per year and providing us with a significant regional competitive advantage. We are continually purchasing equipment to support the construction of the BDO facility, which is due to begin operations at the beginning of 2013. BDO is used in a wide variety of consumer goods, and by moving into the production of this higher-margin product, we will be well-positioned to expand our customer base and benefit from the continued robust demand for chemical products in China. We remain very optimistic about our long-term growth prospects.”

First Quarter 2011 Results of Operations

Revenues

Revenues for the first quarter ended March 31, 2011 were $18.4 million, compared to $16.8 million in 2010. The increase of 9.8%, or $1.6 million, was primarily due to price increases and strong MAH sales performance. Sales of PA decreased 9.5% year-over-year to $6.9 million, or 37.3% of total first quarter revenues, while sales of MAH increased 47.8% year-over-year to $9.0 million, or 49.0% of total first quarter revenues.

Gross Profit

Gross profit for the three months ended March 31, 2011 was $3.8 million or 20.4% of total revenues, as compared to $4.5 million or 26.7% of total revenues for the quarter ended March 31, 2010. The decrease of 16.1%, or $0.7 million, was primarily attributable to an increase in raw material prices as compared to the same period in 2010.

Income from Operations

Operating income totaled $3.3 million for the three months ended March 31, 2011 as compared to operating income of $4.2 million for the same period a year ago. The decrease of 21.7%, or $0.9 million, was due to an increase in raw material prices as compared to the same period in 2010. General and administrative expenses grew 66.7% due to consulting fees related to the Company’s entrance into the U.S. capital market.

Net Income

Net income after tax for the three months ended March 31, 2011 was $3.2 million, a decrease of 18.9% as compared to $4.0 million for the three months ended March 31, 2010, due to an increase in the cost of goods sold as compared to the same period in 2010. Earnings per basic and diluted share were $0.11 for the first quarter, compared with basic and diluted earnings per share of $0.20 for the same period last year.

Liquidity and Capital Resources

As of March 31, 2011, the Company’s current assets were $116.2 million and current liabilities were $158.5 million. Cash and cash equivalents totaled $2.7 million as of March 31, 2011. The Company’s shareholders’ equity at March 31, 2011 was $84.4 million. The Company generated $5.9 million in cash from operating activities during the first quarter of 2011, compared to $0.7 million in cash used for operating activities during the first quarter of 2010. The Company used $5.1 million in net cash for investing activities during the first quarter of 2011, compared to $5.5 million in the first quarter of 2010. Net cash used in financing activities during the first quarter of 2011 was $1.8 million, compared to $5.8 million provided by financing activities in 2010.

First Quarter Business Highlights

•
China Chemical’s new 30,000-ton MAH plant became fully operational in January 2011. The Company has also begun site development for its 50,000-ton BDO co-generation plant, which is expected to be completed in 2013.

•
On January 12, 2011, China Chemical began trading on the OTC Bulletin Board. The Company’s shares are also quoted on the OTCQB, a newly created marketplace of companies that are registered and reporting to the SEC.

•
The Company received certification from the PRC government as a high-tech enterprise, which will grant it a 15% corporate income tax rate through fiscal 2013, as compared to the 25% statutory corporate income tax rate.

•
The Company received three patents for proprietary technologies its employees use in daily operations. The patents relate to the Company’s integrated wastewater treatment unit, tail gas absorber, and improved dust and gas protection mask, all of which were developed internally by the Company's staff.

Conference Call and Webcast

Management will host a conference call to discuss these financial results on Wednesday, May 18, 2011 at 10:00 a.m. Eastern time (7:00 a.m. Pacific).

To participate in the call, please dial (877) 941-1427, or (480) 629-9664 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found at http://ViaVid.net.

A replay of the call will be available for two weeks from 1:00 p.m. EDT on May 18, 2011, until 11:59 p.m. EDT on June 1, 2011. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the passcode for the replay is 4441684.

About China Chemical Corp.

China Chemical Corp. is a Zibo City, China-based manufacturer of organic chemical compounds used in high-performance plastics, PVC, elastic fibers, paints, tires, insulation, flooring, adhesives, medicines, food processing, ink, and paper. The Company’s primary products are Phthalic Anhydride (PA) and Maleic Anhydride (MAH), which have a wide variety of applications in the construction, automotive, aviation, marine, and consumer goods industries. China Chemical currently has the capacity to produce 60,000 tons of MAH and 50,000 tons of PA annually. The Company began site development in October 2010 for a 50,000-ton-capacity 1,4 butanediol (BDO) co-generation plant.

For more information about China Chemical Corp., please visit the Company’s website at http://www.chinachemicalcorp.com.

 Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. For additional information, readers should carefully review reports or documents the Company files periodically with the Securities and Exchange Commission.

Contact:
Investor Relations:
Gary Eelman
RedChip Companies, Inc., Ext. 130
Tel: +1-800-733-2447
Email: info@redchip.com

CHINA CHEMICAL CORP.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

ASSETS

	March 31, 2011	December 31, 2010

CURRENT ASSETS
Cash and cash equivalents	$2,660,958	$3,260,299
Restricted cash	64,244,030	57,718,999
Accounts receivable	19,791,730	19,903,437
Inventories	11,527,960	10,306,029
Notes receivable	-	2,727,968
Prepayments for goods, net of allowance of $161,170 and $159,538 at March 31, 2011 and December 31, 2010, respectively	13,206,615	15,782,623
Prepaid expenses and other receivables	213,578	184,498
Lease income receivable	1,815,041	-
Due from a related party	2,692,604	19,640,240
Deferred taxes	42,051	105,476
Total current assets	116,194,567	129,629,569

LONG-TERM ASSETS
Plant and equipment, net	74,770,568	74,428,715
Construction in progress	41,292,433	32,151,137
Land use rights, net	3,178,623	3,224,995
Due from related parties	32,176,666	17,679,267
Initial cost for financial obligation, sale-leaseback	550,474	600,778
Deferred taxes	588,709	416,656
Total long-term assets	152,557,473	128,501,548

TOTAL ASSETS	$268,752,040	$258,131,117

LIABILITIES AND SHAREHOLDERS’ EQUITY

	March 31, 2011	December 31, 2010

CURRENT LIABILITIES
Accounts payable	$3,639,134	$4,972,972
Other payables and accrued liabilities	1,809,908	3,363,998
Short-term bank loans	45,631,030	47,593,169
Customer deposits	3,292,200	62,945
Notes payable	85,845,124	75,546,569
Income tax payable	3,583,685	2,917,250
Payable to contractors	578,926	633,522
Due to related parties	542,692	545,858
Current portion of financial obligations, sale-leaseback	6,096,870	5,892,988
Current portion of long-term bank loans	7,458,030	5,831,080
Total current liabilities	158,477,599	147,360,351

LONG-TERM LIABILITIES
Long-term portion of financial obligations, sale-leaseback	8,846,613	10,391,835
Long-term bank loans	17,046,925	19,613,634
Total long-term liabilities	25,893,538	30,005,469

TOTAL LIABILITIES	184,371,137	177,365,820

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock, $0.0001 par value, 80,000,000 shares authorized, 30,015,000 shares issued and outstanding at March 31, 2011 and December 31, 2010	3,002	3,002
Additional paid-in capital	12,184,672	12,184,672
Retained earnings (restricted portion is $1,857,451 at March 31, 2011 and December 31, 2010)	64,280,776	61,070,315
Accumulated other comprehensive income	7,912,453	7,507,308

TOTAL SHAREHOLDERS’ EQUITY	84,380,903	80,765,297

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$268,752,040	$258,131,117

CHINA CHEMICAL CORP.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF
INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended March 31,
	2011	2010

REVENUES	$18,417,150	$16,781,643

COST OF GOODS SOLD	14,656,333	12,298,949

GROSS PROFIT	3,760,817	4,482,694

General and administrative expenses	440,083	263,988

Selling and distribution expenses	19,115	2,641

INCOME FROM OPERATIONS	3,301,619	4,216,065

OTHER INCOME (EXPENSES)

Lease income, net	802,715	704,857

Interest expense, net	(981,171)	(348,646)

Other income (expense), net	629,564	(50,283)
INCOME BEFORE INCOME TAXES	3,752,727	4,521,993

INCOME TAX EXPENSE	(542,266)	(562,947)

NET INCOME	3,210,461	3,959,046

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	405,145	175,218

COMPREHENSIVE INCOME	$3,615,606	$3,783,828

WEIGHTED-AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	30,015,000	19,867,000
NET INCOME PER SHARE, BASIC AND DILUTED	$0.11	$0.20

CHINA CHEMICAL CORP.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,210,461	$3,959,046
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,106,186	1,489,202
Deferred taxes	(108,360)	27,817
Amortization of initial cost of financial obligation, sales-leaseback	53,141	-
Amortization of financial obligations, sale-leaseback	527,114	-

Changes in operating assets and liabilities:
(Increase) Decrease In:
Accounts receivable	111,707	(1,007,436)
Inventories	(1,221,931)	(771,789)
Prepayments for goods	2,576,008	(2,768,948)
Prepaid expenses and other receivables	(29,080)	1,412
Lease income receivable	(1,815,041)	-
Due from a related party	(468,339)	(1,224,804)

Increase (Decrease) In:
Accounts payable	(1,333,838)	(1,222,427)
Other payables and accrued liabilities	(1,554,090)	572,716
Customer deposits	3,229,255	11,354
Income tax payable	666,435	521,386
Payable to contractors	(54,596)	(338,666)
Due to related parties	(3,166)	9,841
Net cash provided by (used in) operating activities	5,891,866	(741,296)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of plant and equipment	-	(312,445)
Purchases of construction in progress	(10,978,755)	(510,964)
Issuance of notes receivable	-	(2,948,588)
Repayments of notes receivable	2,734,698	202,587
Due from related parties	3,096,420	(1,955,052)
Net cash used in investing activities	(5,147,637)	(5,524,462)

	Three Months Ended March 31,
	2011	2010
CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash	$(6,525,031)	$(14,859,320)
Due from an employee	-	(1,454,711)
Proceeds from short-term bank loans	20,011,300	15,954,209
Repayments of short-term bank loans	(22,203,100)	(10,667,960)
Proceeds from notes payable	55,571,573	101,273,302
Repayments of notes payable	(45,670,559)	(84,439,713)
Repayments of long-term bank loans	(1,062,812)	-
Repayment of financial obligations, sale-leaseback	(1,945,387)	-
Net cash (used in) provided by financing activities	(1,824,016)	5,805,807

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,079,787)	(459,951)
Effect of exchange rate changes on cash	480,446	(158,412)
Cash and cash equivalents at beginning of period	3,260,299	828,919

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,660,958	$210,556

SUPPLEMENTARY CASH FLOW INFORMATION:

Income taxes paid	$203	$9,446
Interest paid	$833,417	$457,863

SUPPLEMENTAL NON-CASH DISCLOSURES:

1. During the three months ended March 31, 2011 and 2010, $2,018,347 and $0, respectively, were transferred from construction in progress to plant and equipment.

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Source: China Chemical Corp.